EXHIBIT 99.1

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

Index

June 30, 2003

Page No.

PART I. FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements:

Unaudited Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002	1

Unaudited Consolidated Statements of Income for the three and six months ended June 30, 2003 and for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through June 30, 2002

2-3

Unaudited Consolidated Statement of Stockholders’ Equity for the six months ended June 30, 2003	4

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and for the periods from January 1, 2002 through February 22, 2002, and February 23, 2002 through June 30, 2003	5

Notes to Unaudited Consolidated Financial Statements for the three and six months ended June 30, 2003 and 2002	5-10

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2003 AND  DECEMBER 31, 2002
(Dollars In Thousands)

	June 30, 2003	December 31, 2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,734	$16,743
Prepaid expenses and other assets	2,698	2,394

Total current assets	12,432	19,137
LAND	26,221	26,221
GAMING FACILITIES:
Building and improvements	67,065	60,596
Equipment	22,097	19,636
Accumulated depreciation	(15,942)	(13,424)

Total gaming facilities	73,220	66,808
OTHER ASSETS:
Goodwill	15,546	15,611
Construction in progress	21	2,128
Debt Issue Costs	5,963	6,464
Other assets	321	322

TOTAL	$133,724	$136,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$8,538	$9,736
Due to parent	113	4,484
Current portion of long-term debt	400	413

Total current liabilities	9,051	14,633
LONG-TERM DEBT AND OTHER LIABILITIES
Long term debt	97,701	95,783
BID bonds payable	4,309	4,499

Total long term debt	102,010	100,282
Total liabilities	111,061	114,915

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock; $.001 par value; 10,000,000 shares authorized; none issued and outstanding
Common stock; $.001 par value; 40,000,000 shares authorized; 100 shares issued and outstanding
Additional paid-in capital	11,396	11,396
Retained earnings	11,267	10,380

Total stockholders’ equity	22,663	21,776

TOTAL	$133,724	$136,691

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND 2002

(Dollars In Thousands)

	Three Months Ended June 30,

	2003	2002

REVENUES:
Casino	$23,875	$24,916
Food and beverage	2,961	2,621
Hotel	329	365
Other	275	186

Total revenues	27,440	28,088
Promotional allowances	(4,796)	(3,928)

Net revenues	22,644	24,160

COSTS AND EXPENSES:
Casino	7,591	8,296
Food and beverage	2,368	2,448
Hotel	191	116
Marketing, general and administrative	6,970	6,981
Depreciation and amortization	1,473	1,532

Total costs and expenses	18,593	19,373

OPERATING INCOME	4,051	4,787
Interest income	1	10
Other Income
Interest expense	(3,387)	(3,367)

NET INCOME	$665	$1,430

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND FOR THE PERIODS FROM JANUARY 1, 2002
THROUGH FEBRUARY 22, 2002, AND FEBRUARY 23, 2002 THROUGH JUNE 30, 2002
(Dollars In Thousands)

	Six Months Ended June 30, 2003	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through June 30, 2002

REVENUES:
Casino	$46,944	$14,523	$34,757
Food and beverage	5,637	1,624	3,709
Hotel	644	189	502
Other	415	96	247

Total revenues	53,640	16,432	39,215
Promotional allowances	(9,366)	(2,462)	(5,507)

Net revenues	44,274	13,970	33,708

COSTS AND EXPENSES:
Casino	14,772	4,333	11,275
Food and beverage	4,657	1,512	3,421
Hotel	390	130	211
Marketing, general and administrative	13,813	4,552	9,951
Privatization and other non-recurring costs		3,882
Depreciation and amortization	2,882	2,510	2,152

Total costs and expenses	36,514	16,919	27,010

OPERATING INCOME (LOSS)	7,760	(2,949)	6,698
Interest income	4	13	14
Other income		119
Interest expense	(6,875)	(2,881)	(5,167)

NET INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	889	(5,698)	1,545
MINORITY INTEREST		(126)

NET INCOME (LOSS)	$889	$(5,572)	$1,545

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2003
(IN THOUSANDS)

	Common Stock		Additional Paid-in Capital
				Retained Earnings
	Shares	Amount			Total

BALANCES, JANUARY 1, 2003	100	$	$11,396	$10,378	$21,774
Net income				889	889

BALANCES, JUNE 30, 2003	100	$	$11,396	$11,267	$22,663

*	The par value amount of Black Hawk Gaming & Development Company, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND FOR THE PERIODS FROM JANUARY 1, 2002
THROUGH FEBRUARY 22, 2002, AND FEBRUARY 23, 2002 THROUGH JUNE 30, 2002
(Dollars In Thousands)

	Six Months Ended June 30, 2003	Period From January 1, 2002 Through February 22, 2002	Period From February 23, 2002 Through June 30, 2002

OPERATING ACTIVITIES:
Net income (loss)	$889	$(5,798)	$1,545
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	2,882	2,510	2,151
(Gain) Loss on sale of assets	(2)	(119)	28
Minority interest		(126)
Deferred Taxes		(75)
Due to/from Parent	(4,372)		(8,324)
Changes in operating assets and liabilities
Due from affiliate			(191)
Prepaid expenses and other assets	241	1,805	4,648
Accounts payable and accrued expenses	(1,198)	(1,339)	(1,747)

Net cash used in operating activities	(1,560)	(3,142)	(1,890)

INVESTING ACTIVITIES:
Proceeds from sale of equipment	23		157
Equipment purchases and additions to gaming facilities	(7,187)	(340)	(717)
Proceeds from sale of land		142

Net cash used in investing activities	(7,164)	(198)	(560)

FINANCING ACTIVITIES:
Proceeds from reducing and revolving credit facility	1,918
Payments on bonds	(203)		(190)
Payments on long term debt and note payable			3,121
Distributions to minority interest owner			(64)
Exercise of stock options		6

Net cash provided by financing activities	1,715	6	2,867

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	$(7,009)	$(3,334)	$417
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	16,743	15,677	12,343

CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,734	$12,343	$12,760

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$6,325	$524	$178
Cash paid for income tax		$470
Non-cash financing		$95,783

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(DOLLARS IN THOUSANDS)

1. BUSINESS AND ORGANIZATION

Black Hawk Gaming & Development Company, Inc. (“Black Hawk”) was incorporated on January 10, 1991.  Black Hawk is a holding company that owns, develops and operates gaming properties. Currently Black Hawk operates the Gilpin Hotel Casino (“GHC”) and The Lodge Casino at Black Hawk (“the Lodge”), both located in Black Hawk, Colorado, and The Gold Dust West Casino (“GDW”) located in Reno, Nevada.

GHC is a 37,000 square foot facility located in the Black Hawk gaming district and was Black Hawk’s first casino project.  Originally built in the 1860’s, the Gilpin Hotel was one of the oldest in Colorado; however, due to space limitations, the casino offers no hotel or lodging facilities. The Gilpin Hotel Casino commenced operations in October 1992, and was expanded through the acquisition of an adjacent casino in late 1994.  It now offers customers approximately 460 slot machines, 4 table games, two restaurants, four bars and parking for approximately 200 cars.

The Lodge is a hotel/casino/parking complex and is one of Colorado’s largest casinos. The 250,000 square foot facility, which opened on September 24, 1998, presently offers customers 877 slot machines, 27 table games, 50 hotel rooms, three restaurants, four bars and parking for approximately 600 cars.

On January 4, 2001, Black Hawk purchased the assets and operating business of GDW for $26,000.  The 24,000 square-foot gaming and dining facility is located on 4.6 acres, a few blocks west of Reno’s downtown gaming district.  The GDW has been catering to the “locals” market for the past 23 years and currently offers customers 500 slot machines, 106 motel rooms, one restaurant, four bars and parking for 277 cars.

2. SIGNIFICANT ACCOUNTING POLICIES

Unaudited Consolidated Financial Statements – In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position of Black Hawk at June 30, 2003 and December 31, 2002, and the results of its operations and cash flows for the three months ended June 30, 2003 and for the periods from January 1, 2002 through February 22, 2002 and February 23, 2002 through June 30, 2002.  The accompanying unaudited consolidated financial statements include the accounts of Black Hawk, its wholly owned subsidiaries Gilpin Ventures, Inc. (“GVI”) and GDW, and its 75% owned subsidiary, Black Hawk/Jacobs Entertainment, LLC.  All significant inter-company transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Black Hawk for the year ended December 31, 2002 contained in the JEI Form 10-K filed with the U.S. Securities Exchange Commission.  The results of interim periods are not necessarily indicative of results to be expected for the year.

Recent Accounting Pronouncements

In April 2003 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 149”).  This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities.  This Statement is generally effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003.  The Company adopted SFAS No. 149 on July 1, 2003, and the adoption of SFAS No. 150 did not have a material impact on the Company’s financial position or results of operations.

In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”).  SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  Many of those instruments were previously classified as equity.  This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003.  The Company adopted SFAS No. 150 on July 1, 2003, and the adoption of SFAS No. 150 did not have a material impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34”.  This Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.  The guarantee recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.  The disclosure requirements are effective for financial statements for periods ending after December 15, 2002.  The Company has adopted disclosure requirements effective for the year ended December 31, 2002 and will adopt the recognition and measurement provisions on a prospective basis.  The Company does not expect the recognition and measurement provisions to have a material affect on the Company’s statement of position or results of operations.

3. BUYOUT OF BLACK HAWK

On February 22, 2002, JEI, an entity formed by Black Hawk’s principal stockholder, Chairman of the Board and Chief Executive Officer, Jeffrey P. Jacobs, completed the acquisition of a 100% interest in Black Hawk, in which prior to the acquisition Jeffrey P. Jacobs owned a minority interest.  The accounting treatment for the acquisition is described below.

Diversified Opportunities Group Ltd. (“Diversified”) – Jeffrey P. Jacobs and the Richard E. Jacobs Revocable Trust contributed substantially all of their respective interests in Diversified in exchange for 100% of the common stock of JEI.  On the acquisition date, prior to the acquisition of the remaining shares of Black Hawk, Diversified owned approximately 32% of Black Hawk, and a 25% interest in the Lodge, of which Black Hawk owned the remaining 75%.

In addition, on February 22, 2002, JEI acquired the remaining 68% of Black Hawk’s outstanding common stock for approximately $36,980 and assumed and refinanced approximately $59,950 of Black

Hawk’s outstanding debt. This transaction was recorded using the purchase method of accounting for business combinations, and the principles of push-down accounting were applied to Black Hawk.  The stock and assets of Black Hawk are pledged as collateral for the debt incurred by JEI.

4. PRIVATIZATION AND OTHER NON-RECURRING COSTS

During the six months ended June 30, 2002, in conjunction with the acquisition described in Note 4, Black Hawk incurred privatization costs of $3,882, consisting primarily of attorney, accounting, and investment banking fees to close the Black Hawk acquisition.  In addition, Black Hawk incurred $3,165 in costs related to the purchase of stock options upon consummation of the Black Hawk acquisition.

6. SEGMENTS

As defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the following segment information is presented after the elimination of inter-segment transactions.  Black Hawk has two reportable segments (Colorado and Nevada) representing the states in which we operate.  The Colorado operations consist of the Lodge and the GHC, and the Nevada operations consist of the GDW.  Each segment is managed separately because of the unique characteristics of geographic location, revenue stream, and customer base.  The accounting policies of the segments are the same as those described in Note 2.

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED SEGMENT INFORMATION
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
(DOLLARS IN THOUSANDS)

	Three Months Ended June 30,				Six Months Ended June 30,

	2003		2002		2003		2002

NET REVENUE
Colorado		$17,698		$19,426		$34,403	$38,282
Nevada		4,945		4,734		9,871	9,396

Total net revenue		22,643		24,160		44,274	47,678

EBITDA (1)
Colorado		4,430		5,654		8,588.00	11,105
Nevada		1,599		1,378		3,002	2,542
Net corporate overhead		(505)		(713)		(948)	(5,236)

EBITDA		5,524		6,319		10,642	8,411

Depreciation and amortization
Colorado		1,154		1,245		2,257	3,691
Nevada		305		280		600	958
Net corporate overhead		13		7		25	13

Total depreciation and amortization		$1,472		$1,532		$2,882	$4,662

Interest and Other Income
Colorado		1		7		2	19
Nevada				1			2
Net corporate overhead				3		2	125

Interest Income		$1		$11		$4	$146

Interest Expense
Colorado		2,606		1,533		5,313	3,732
Nevada		781		738		1,562	2,369
Net corporate overhead				1,096			1,947

Interest Expense		$3,387		$3,367		$6,875	$8,048

Minority Interest
Net corporate overhead	$		$		$		$126

Net Income
Colorado		670		2,883		1,020	3,701
Nevada		514		359		840	(783)
Net corporate overhead		(520)		(1,812)		(971)	(6,945)

Net Income (loss)		$664		$1,430		$889	$(4,027)

	June 30, 2003	December 31, 2002

Assets:
Colorado	$108,559	$105,304
Nevada	24,164	23,962
Corporate	1,001	7,425

Total Assets	$133,724	$136,691

(1)

EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as a supplemental information in the tables above and in the discussion of our operating results.  EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as operating income or net (loss) income, nor should it be considered as an indicator of our overall financial performance. Our calculation of

EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Management internally evaluates the performance of its properties using EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a component of certain financial covenants in the Company’s debt agreements.